                                               INFORMATION
.

 For Immediate Release
November 12, 2008
Contact: 513.271.3700
 John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS RECORD FISCAL 2008 OPERATING RESULTS,
INCREASES REGULAR CASH DIVIDEND RATE, AND REAFFIRMS GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•
reported record fourth quarter and full-year fiscal 2008 net sales of $36.5 million and $139.6 million, respectively,  increases of 13% and 14%, respectively, over the same periods of the prior fiscal year;

•
reported record fourth quarter and full-year fiscal 2008 operating income of $11.4 million and $44.4 million, respectively, increases of 32% and 27%, respectively, over the same periods of the prior fiscal year;

•	reported record fourth quarter fiscal 2008 earnings and diluted earnings per share of $7.7 million and $0.19, respectively, an increase of 19% over the same periods of the prior fiscal year;

•
reported record full-year fiscal 2008 earnings and diluted earnings per share of $30.2 million and $0.74, respectively, increases of 24% and 23%, respectively, over the same period of the prior fiscal year on a NON-GAAP basis. (Fiscal 2007 excludes a tax benefit of $2.4 million, or $0.06 per diluted share, which is discussed below);

•
declared the regular quarterly cash dividend of $0.14 per share for the fourth quarter of fiscal 2008, (indicated annual rate of $0.56 per share), 27% higher than the regular quarterly rate of fiscal 2007;

•	announced a 21% increase in the annual indicated cash dividend for fiscal 2009 from $0.56 to $0.68 per share; and

•	reaffirmed its fiscal 2009 guidance of per share diluted earnings between $0.86 and $0.90 on net sales of $157 million to $160 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended September 30			Fiscal Year Ended September 30
	2008	2007	% Change	2008	2007	% Change
Net Sales	$36,475	$32,386	13%	$139,639	$122,963	14%
Operating Income	11,420	8,635	32%	44,350	35,030	27%
Net Earnings	7,684	6,444	19%	30,202	26,721	13%
Diluted Earnings per Share	$0.19	$0.16	19%	$0.74	$0.66	12%
NON-GAAP net earnings and diluted earnings per share excluding tax benefit -
Net Earnings	$7,684	$6,444	19%	$30,202	$24,296	24%
Diluted Earnings per Share	$0.19	$0.16	19%	$0.74	$0.60	23%

	Sept. 30, 2008	Sept. 30, 2007
Cash and short-term investments	$49,297	$49,400
Working Capital	83,397	76,678
Long-term Debt Obligations	-	-
Shareholders’ Equity	128,489	112,948
Total Assets	146,431	132,698

FOURTH QUARTER AND FULL FISCAL YEAR RESULTS

Fiscal year 2007 results include the effects of a tax benefit in the amount of $2.4 million, or $0.06 per diluted share, related to an adjustment to tax reserves that was recorded upon the expiration of the statute of limitations on certain income tax returns.

Net sales for the fourth quarter of fiscal 2008 were $36,475,000 as compared to $32,386,000 for the same period of the prior fiscal year, an increase of 13%.  Net earnings for the fourth quarter of fiscal 2008 were $7,684,000, or $0.19 per diluted share, up 19% over the fourth quarter of fiscal 2007.  Diluted common shares outstanding for the fourth quarters of fiscal 2008 and 2007 were 41,062,000 and 40,925,000 respectively.

Net sales for fiscal 2008 were $139,639,000 as compared to $122,963,000 for fiscal 2007, an increase of 14%.  Net earnings for fiscal 2008 were $30,202,000 or $0.74 per diluted share, increases of 24% and 23%, respectively, over fiscal 2007, excluding the tax benefit mentioned above.  Diluted common shares outstanding for fiscal 2008 and 2007 were 41,029,000 and 40,738,000, respectively, an increase of 1% due primarily to the exercise of stock options.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.14 per share for the fourth quarter ended September 30, 2008.  The dividend is of record November 21, 2008 and payable December 2, 2008.  The Board of Directors has approved an increase to the indicated regular quarterly cash dividend rate to $0.17 per share for fiscal 2009.  This annual indicated dividend rate of $0.68 per share represents a 21% increase over the fiscal 2008 rate of $0.56 per share.  Meridian has now increased its regular cash dividend rate eighteen times since it established a regular dividend in 1991.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2009 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2009, management expects net sales to be in the range of $157 million to $160 million and per share diluted earnings to be between $0.86 and $0.90.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.0 million at fiscal 2008 year end to 41.2 million at fiscal 2009 year end.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2009.

FINANCIAL CONDITION
The Company’s financial condition is sound.  At September 30, 2008, current assets were $99.5 million compared to current liabilities of $16.1 million, thereby producing working capital of $83.4 and a current ratio of 6.2.  Cash and short-term investments were $49.3 million and the Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FOURTH QUARTER AND FISCAL 2008 UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim and annual periods in fiscal 2008 and fiscal 2007.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2008	2007	2008	2007
Net sales	$36,475	$32,386	$139,639	$122,963
Cost of goods sold	14,149	13,197	53,159	48,023
Gross profit	22,326	19,189	86,480	74,940

Operating expenses -
Research and development	1,811	1,746	6,183	6,085
Sales and marketing	5,073	4,793	18,770	17,124
General and administrative	4,022	4,015	17,177	16,701
Total operating expenses	10,906	10,554	42,130	39,910

Operating income	11,420	8,635	44,350	35,030
Other income (expense), net	338	483	1,642	1,652
Income before income taxes	11,758	9,118	45,992	36,682
Income tax provision	4,074	2,674	15,790	9,961
Net earnings	7,684	$6,444	$30,202	$26,721

Net earnings per basic common share	$0.19	$0.16	$0.75	$0.67
Basic common shares outstanding	40,240	39,808	40,093	39,584

Net earnings per diluted common share	$0.19	$0.16	$0.74	$0.66
Diluted common shares outstanding	41,062	40,925	41,029	40,738

The following table sets forth the unaudited operating segment data for the interim and annual periods in fiscal 2008 and fiscal 2007 (in thousands).

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007
Net sales
U.S. Diagnostics	$23,541	$18,960	$88,419	$74,845
European Diagnostics	6,271	5,755	27,980	23,563
Life Science	6,663	7,671	23,240	24,555
	$36,475	$32,386	$139,639	$122,963
Operating Income
U.S. Diagnostics	$9,522	$5,801	$36,095	$26,454
European Diagnostics	926	1,137	5,397	4,930
Life Science	1,069	1,601	3,186	3,795
Eliminations	(97)	96	(328)	(149)
	$11,420	$8,635	$44,350	$35,030

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, stated, “Record operating results continued for the fourth quarter and full year 2008 due primarily to growing strength in our four strategic diagnostics test categories.  Increasing concerns about emerging infectious diseases such as toxigenic E. coli, along with more virulent hospital associated infections such as C. difficile, are expanding global demand for simpler, more rapid diagnostic tests that can help medical professionals control and treat disease.  Additionally, as health care costs become more burdensome, Meridian’s HpSA tests, that can rapidly detect the bacterium responsible for most peptic ulcers, continue to enable managed care insurers to reduce the costs of chronic use of symptom-relieving drugs by testing and treating patients at risk.  The fourth growth category for Meridian includes our tests for respiratory disease.  With the flu season just around the corner, our new TRU brand rapid tests for influenza and respiratory syncytial virus (RSV) are poised to contribute market share gains as well as incremental profit margin.  Strong growth from our diagnostics business units allowed further operating efficiencies to be realized.  Gross profit improved by 100 basis points and, with careful spending, we were able to realize a 400 basis point improvement in operating income.

As Fiscal 2009 begins, our emphasis on executing the right strategies will continue double-digit growth in each of our core diagnostic categories; restore our Life Science business unit to its historic mid-teens growth rates; improve our global distribution network; and launch 3-5 new products on schedule.  Early in the second quarter we intend to enter clinical trials for a brand new molecular amplification technology, “LAMP”.  After years of development and optimization, we believe we have a simplified molecular technology capable of being performed with very few steps and requiring no capital equipment.  Our first test will be for the toxin-producing forms of C. difficile bacteria and we anticipate incremental revenues in the second half of fiscal 2009.  Over the next five years we will aggressively expand the menu of this new molecular testing platform. In addition, we will target our TRU format toward rapid point-of-care opportunities, and we will continue to innovate with new tests for emerging infectious diseases.

We expect Fiscal 2009 to yield record performance once again.  We will continue to drive double-digit organic top-line growth through innovation and maximize shareholder value through superior operating efficiency.”

William J. Motto, Executive Chairman of the Board, said,  “We look forward to another year of record operating results and double digit growth as we enter fiscal 2009.  Consistent with past practice and our cash dividend policy, the Board of Directors increased the regular indicated cash dividend from $0.56 to $0.68 per share, a 21% increase.  This is the eighteenth increase in our cash dividend rate since we started paying cash dividends in 1991.  We are comfortable with our fiscal 2009 sales and earnings guidance which calls for sales between $157 million and $160 million and diluted per share earnings of $0.86 to $0.90, an increase in the range of 19% to 22% year-over-year.”

Our financial position is solid and our cash flow from operations is strong.  We will continue to introduce new products, improve operating efficiency, and pursue attractive acquisitions as we move forward.  Fiscal 2009 promises to be a year of solid growth, potential opportunities and record results.”

NON-GAAP FINANCIAL MEASURES
In this press release, we have provided information on net earnings, basic earnings per share, and diluted earnings per share excluding the tax benefit noted above.  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the favorable impact of a fiscal 2007 discrete material item that is not expected to recur in the future; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the tax benefit noted above in the tables below for fiscal years ended September 30, 2008 and 2007.

FISCAL YEAR GAAP TO NON-GAAP RECONCILIATION TABLES

Net Earnings –	2008	2007
US GAAP basis	$30,202	$26,721
Tax benefit not expected to recur in the future	-	(2,425)
Excluding tax benefit	$30,202	$24,296

Net Earnings per Basic Common Share -	2008	2007
US GAAP basis	$0.75	$0.67
Tax benefit not expected to recur in the future	-	(0.06)
Excluding tax benefit	$0.75	$0.61

Net Earnings per Diluted Common Share -	2008	2007
US GAAP basis	$0.74	$0.66
Tax benefit not expected to recur in the future	-	(0.06)
Excluding tax benefit	$0.74	$0.60

FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list of uncertainties and risks that may affect the financial performance of the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

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